EXHIBIT 99.1
GEOGLOBAL RESOURCES ANNOUNCES RECEIPT OF NOTICE OF EXERCISE OF SAMUEL OPTION

Calgary, Alberta, Canada, April 4, 2012 – GeoGlobal Resources Inc. (GeoGlobal or the Company) (NYSE Amex: GGR) announced that the Emanuelle Energy Ltd., a wholly-owned subsidiary of The Israel Land Development – Energy Ltd, has given notice that it elects to exercise its participating option interest of 7.128 percent the 388/Samuel License offshore Israel under Article 1.1 of the Option Agreement – Samuel License dated May 19, 2010 (“Option Agreement”).

This option became available following the Company’s completion and filing with the Israel Ministry of National Infrastructure on March 29, 2012 of the Interpretation Summary Report of the recently processed and interpreted 3-D OBC (Ocean Bottom Cable) seismic.  The option under Article 1.1 of the Option Agreement allows the members of the Myra and Sara consortium to exercise up to a 12.5 percent participating interest in the Samuel License by paying their proportionate share of all past costs and future costs in the Samuel joint venture.  This option remains open to the other members of the Myra and Sara consortium until May 24, 2012.

“We are very encouraged that Emanuelle Energy Ltd has taken so little time after reviewing the Interpretation Summary Report in exercising their option to participate in the back costs as well as the future drilling cost of the first well in Samuel which we expect to have drilled before the end of this year” says Paul B. Miller, President and CEO.

About GeoGlobal

GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a U.S. publicly traded oil and gas company, which, through its subsidiaries, is engaged in the pursuit of petroleum and natural gas in high potential exploration targets through exploration and development in India, Israel and Colombia.

Cautionary Statement For Purposes Of The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act Of 1995

This press release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. The company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves, if any, on an annual basis.

We caution you that various risk factors accompany our forward-looking statements and are described, among other places, under the caption “Risk Factors” in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.  These risk factors could cause our operating results, financial condition and ability to fulfill our plans to differ materially from those expressed in any forward-looking statements made in this press release and could adversely affect our financial condition and our ability to pursue our business strategy and plans. If our plans fail to materialize, your investment will be in jeopardy.

An investment in shares of our common stock involves a high degree of risk. Our periodic reports we file with the Securities and Exchange Commission and Canadian provincial authorities may be viewed at http://www.sec.gov and www.sedar.com.

GeoGlobal Resources Inc. www.geoglobal.com	KM Investor Relations Ltd. www.km-ir.co.il
Paul B. Miller, President and CEO Patty Lew-Lapointe, Investor Relations	Moran Meir-Beres
Phone: +1 403 777-9250 Email: info@geoglobal.com	Phone: +011 972-3-5167620 E-mail: moran@km-ir.co.il

The Equicom Group	BPC Financial Marketing
Dave Feick, Managing Director, Western Canada	John Baldissera
Phone: +1 403 218-2839 Email: dfeick@equicomgroup.com	Phone : +1 800-368-1217